EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Zion Oil & Gas, Inc. of our report dated April 15, 2005, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our firm under the captions "Change in Accountants" and "Experts" in such Prospectus.

/s/ Lane Gorman Trubitt, L.L.P.
Lane Gorman Trubitt, L.L.P.

Dallas, Texas
April 24, 2006